December 17, 2004

PRESS RELEASE

New Jersey Mining Company to Proceed with Mining Operation at Golden Chest Mine

Kellogg, Idaho. New Jersey Mining Company (OTCBB:NJMC) announces that its Board of Directors has decided to exercise the Option to Lease the Golden Chest mine near Murray, Idaho. The Company has exploration agreements with Metaline Contact Mines and Prichard Creek Resource Partners LLC covering the Golden Chest mine and surrounding area. Options to enter 15 year mining leases are being exercised for both agreements. New Jersey will issue 130,000 shares of restricted common stock upon the signing of the leases.

Preparations are being made to commence a mining operation from a high grade gold ore shoot on the Katie-Dora vein that was developed by a decline ramp which was driven earlier this year. Chip samples of the vein were collected during the drifting on the vein. Using that data, resource calculations were completed using a cutoff grade of 5 grams of gold per tonne and a minimum mining width of 2 meters. Results indicate the shoot will contain 215 tonnes of ore per vertical meter with a grade of 13.0 grams per tonne.

Production from the ramp is expected near the end of the first quarter of 2005. In preparation for this production, significant progress has been made the past few months at the Golden Chest. Electrical power has been installed to the portal. About 600 meters of the road to the portal was rebuilt and a shop/dry building has been erected. Mining equipment has also been purchased in preparation for mining next year.

Currently, development material from the ramp is being processed at the Company’s flotation mill near Kellogg. Gold concentrate is being held in inventory and a shipment to a smelter is expected in the first quarter of 2005.

Exploration for deeper gold resources will continue in 2005 in the Idaho vein area in addition to the mining operation on the Katie-Dora vein. Drilling results from this year’s drilling indicate the possibility of the Golden Chest to host a large underground gold deposit.

The Golden Chest property also hosts a potentially open pit-able resource which was drilled by Newmont Exploration. Preliminary open pit mine design indicates that part of this resource could be mined in conjunction with an underground mining operation.

New Jersey Mining Company is involved in exploring for and developing gold, silver and base metal ore resources in the Coeur d'Alene Mining District of northern Idaho. The Company has a portfolio of mineral properties in the Coeur d'Alene Mining District including the New Jersey mine, the Silver Strand mine, the Golden Chest mine, the CAMP project, the Scotch Thistle project, and the Silver Button project.

This release contains certain forward-looking statements within the meaning of the Federal Securities Laws. Such statements are based on assumptions that the Company believes are reasonable but which are subject to a wide range of uncertainties and business risks. Factors that could cause actual results to differ from those anticipated are discussed in the Company's periodic filings with the Securities and Exchange Commission, including its annual report on Form 10-KSB for the year ended December 31, 2003.

Further information about New Jersey Mining Company can be reviewed on the website of the Securities and Exchange Commission at www.sec.gov or on the company's website at www.newjerseymining.com

Contact:	Grant Brackebusch, Vice President Phone (208) 783-1032 E-mail: minesystems@usamedia.tv Website: www.newjerseymining.com